UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 7, 2007

SM&A
(Exact name of registrant as specified in its charter)

Delaware	0-23585	33-0080929
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4695 MacArthur Court, 8th Floor, Newport Beach, California		92660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(949) 975-1550

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 7, 2007, SM&A, a Delaware corporation, entered into an employment agreement with Cynthia Davis-Sailar, who will become Chief Executive Officer of the Company effective April 2, 2007, as set forth under Item 5.02 below.

The term of employment under Ms. Davis-Sailar’s agreement will be through April 1, 2010.  Ms. Davis-Sailar will receive a salary of $400,000 per annum, and will participate in the Company’s incentive compensation program with an opportunity to earn $250,000 in bonus compensation.  In addition, on her first day of employment, as compensation for relinquishing benefits at her previous employer, Ms. Davis-Sailar will receive 200,000 SM&A stock options, and 7000 shares of SM&A stock and a $50,000 payment.  Ms. Davis-Sailar will participate in a long term incentive compensation plan currently being finalized by the compensation committee of the Board of Directors, and as CEO would receive 100,000 restricted stock units vesting solely based on achievement of performance targets through 2010.  Additionally, the Board of Directors may award other equity incentives each January 2nd Ms. Davis-Sailar is employed.  If Ms. Davis-Sailar is terminated by SM&A without cause, or terminates her employment for good reason (as defined in the agreement), or if she is terminated within 12 months following a change in control of the Company, she will receive salary through the balance of the agreement term or for 12 months, whichever is longer, and continuation of health insurance and similar benefits for the time specified in the agreement.  Other benefits and perquisites provided to SM&A executives will be available to Ms. Davis-Sailar as more fully set forth in her employment agreement. Ms. Davis-Sailar agreed to certain restrictive covenants and other provisions for the benefit of the Company as more fully set forth in the agreement.

A copy of the agreement is attached hereto as Exhibit 10.1.

The Company agreed to enter into an indemnification agreement with Ms. Davis-Sailar in the form previously filed with the Securities and Exchange Commission, effective her first day of employment.

On March 9, 2007, SM&A entered into a retirement agreement with Steven S. Myers, who will retire as Chairman, Chief Executive Officer and a member of the board of directors effective April 1, 2007, as set forth under Item 5.02 below.  Subject to the terms more fully set forth therein, the Company will make a retirement payment to Mr. Myers of $500,000 in the second quarter, and the Company and Mr. Myers agreed to a mutual release of claims, provided that the Company’s indemnification obligations and certain restrictive covenants of Mr. Myers’ employment agreement remain in force following his retirement.

A copy of the agreement is attached hereto as Exhibit 10.2.

Item 1.02 Termination of Material Definitive Agreement.

The Employment Agreement of Steven Myers will terminate effective March 31, 2007, subject to the survival of certain restrictive covenants in favor of the Company as more fully set forth in the Retirement Agreement attached hereto as Exhibit 10.2.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  Steven S. Myers, Chairman, Chief Executive Officer and a Director of SM&A, will retire as an officer and director, effective March 31, 2007, upon expiration of his current employment agreement.  Mr. Myers did not serve on any committees of the Board of Directors.

(b)  Cathy L. McCarthy, President and Chief Operating Officer of SM&A, informed the board of directors on March 7, 2007, that she will resign from her position following a transition period, and no later than the December 31, 2007, to pursue a new business venture.

(c)  Cynthia Davis-Sailar, 50 years old, was elected as Chief Executive Officer and as a director of SM&A, effective on her first day of employment, expected to be April 2, 2007.  Ms. Davis-Sailar has entered into a three-year employment agreement with the Company, as described under Item 1.01 above.

For the past five years, Ms. Davis-Sailar has been employed by Lockheed Martin, where she has served in a variety of senior management positions since 2001. She was most recently the general manager of a Lockheed Martin Missiles & Fire Controls business.  In addition, at Lockheed Martin, Ms. Davis-Sailar served as vice president, Distribution Technologies for Lockheed Martin’s Systems Integration Division, a commercial mail automation and technology subsidiary.

Ms. Davis-Sailar is not a director of any other corporation and has not previously been affiliated with SM&A.

A description of the employment contract with Ms. Davis-Sailar is set forth in Item 1.01 above.

(d)  The Compensation Committee of the Board of Directors plans to adopt a long term incentive compensation plan, to include the issuance of restricted stock units to Ms. Davis-Sailar and other senior executives of the company, vesting through 2010 based on the achievement of performance targets.  The committee expects to approve a plan no later than March 31, 2007.

Item 9.01 Financial Statements and Exhibits.

10.1  Employment Agreement by and  between SM&A  and Cynthia Davis-Sailar, dated March 6, 2007, effective date of April 2, 2007.

10.2  Retirement Agreement by and between SM&A and Steven S. Myers, dated March 9, 2007, effective date of March 31, 2007.

99.1 Press release dated February 12, 2007, issued by SM&A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM&A

March 13, 2007	By:	/s/ Steve D. Handy
Name: Steve D. Handy
Title: SVP, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and between SM&A and Cynthia Davis-Sailar, dated March 6, 2007, effective date of April 2, 2007.

10.2	Retirement Agreement by and between SM&A and Steven S. Myers, dated March 9, 2007, effective date of March 31, 2007.

99.1	Press release dated February 12, 2007, issued by SM&A.